EXHIBIT 2.4

ADMISSION AND CONTRIBUTION AGREEMENT

among

CODINA DORAL, INC.,
a Florida corporation,

ARMANDO CODINA

ANA-MARIE CODINA BARLICK
ALEXANDRA MARGARITA CODINA
ANDRIA CODINA MIYARES
AMANDA MARCIA CODINA

and

FLAGLER DORAL, LLC,
a Florida limited liability company

Dated as of January 5, 2006

ADMISSION AND CONTRIBUTION AGREEMENT

          This Admission and Contribution Agreement (the “Agreement”) is made as of January 5, 2006 by and among  CODINA DORAL, INC., a Florida corporation (“CD Inc”), ARMANDO CODINA (“Mr. Codina”), ANA-MARIE CODINA BARLICK (“Ana-Marie”), ALEXANDRA MARGARITA CODINA (“Alexandra”), ANDRIA CODINA MIYARES (“Andria”) and AMANDA MARCIA CODINA (“Amanda”) and together with CD Inc, Mr. Codina, Ana-Marie, Alexandra and Andria, each a “Codina Party” and collectively, the “Codina Parties”) and FLAGLER DORAL, LLC, a Florida limited liability company (“Flagler”).

RECITALS:

          A.          CD Inc is the sole general partner and Mr. Codina, Ana-Marie, Alexandra, Andria and Amanda are the only limited partners of Codina Doral, Ltd. (“Partnership”), a Florida limited partnership which exists pursuant to that certain Limited Partnership Agreement of Codina Doral, Ltd. by and among the Codina Parties dated as of April 30, 2004, as amended (“Partnership Agreement”).

          B.          Codina Doral, Ltd. and Doral JV Acquisition Company LLC (“Doral JV”), a Delaware limited liability company, are the only members of CM Doral Development Company LLC, a Delaware limited liability company (“CM Doral”).

          C.          CM Doral has entered into that certain Amended and Restated Option Agreement with Koala Miami Realty Holding Co. Inc., a Delaware corporation (“Koala”), dated August 31, 2005, as amended (“Option Agreement”) pursuant to which CM Doral has the option to acquire approximately 77.59 acres of real property, more particularly described on Exhibit A (“Land”).

          D.          This Agreement contemplates a transaction in which CD Inc. will withdraw as the general partner of the Partnership and its interest will be converted to a limited partnership interest and simultaneously therewith Flagler will be admitted as the general partner of the Partnership.

          IN CONSIDERATION of the covenants and promises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

          Section 1.01     Definitions.

                    (a)          Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement (as defined below.)   In addition, the following terms, as used herein, have the following meanings:

          “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer or proposal by a Third Party for (a) any acquisition or purchase, direct or indirect of any membership interests of either Company, or (b) a merger, consolidation, share exchange, business combination, sale of any portion of the assets of the Companies, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving either Company.

          “Agreement” or “this Agreement” means this Admission and Contribution Agreement by and among CD Inc, Mr. Codina, Ana-Marie, Alexandra, Andria, Amanda and Flagler (including the Exhibits and Schedules hereto) and all amendments hereto made in accordance with the provisions hereof.

          “Amended and Restated Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of Codina Doral, Ltd., substantially in the form attached hereto as Exhibit B.

          “Approved Loan” has the meaning set forth in Section 5.07 below.

          “Closing” has the meaning set forth in Section 2.02 below.

          “Closing Date” has the meaning set forth in Section 2.02 below.

          “CM Doral” has the meaning set forth in the Recitals above.

          “Companies” means Partnership and CM Doral and either is sometimes referred to herein as a “Company”.

          “Company Material Adverse Effect” means a material adverse change in or effect on the Codina Parties’ ability to perform their obligations under this Agreement or on the condition (financial or otherwise), results of operations, properties, assets, liabilities, business or prospects of either Company or the Land, excluding any effect resulting from any change in economic, capital market, real estate industry or financial conditions generally in the United States.

          “Days” has the meaning of being successive calendar days unless otherwise specified.

          “Doral JV” has the meaning set forth in the Recitals above.

          “Flagler” has the meaning set forth in the preface above.

          “Flagler Material Adverse Effect” means a material adverse change in or effect on the ability of Flagler to perform its obligations under this Agreement or on the condition (financial or otherwise), results of operations, properties, assets, liabilities, business or prospects of Flagler and its Subsidiaries taken as a whole, excluding any effect resulting from any change in economic, capital market, real estate industry or financial conditions generally in the United States.

          “Knowledge” means, with respect to the Codina Parties, the actual knowledge of Mr. Codina and any of the persons listed on Section 1.1.(a) of the Codina Parties Disclosure Schedule attached hereto (the “Codina Parties Disclosure Schedule.”)

          “Land” has the meaning set forth in the Recitals above.

          “Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

          “Merger Agreement” means that certain Agreement and Plan of Merger and Contribution of even date herewith among Florida East Coast Industries, Inc. (“FECI”), Foxx Holdings, Inc., Foxx Merger Sub, Inc., C/Countyline, LLC, C/WDL, Ltd. and Mr. Codina.

          “Option Agreement” has the meaning set forth in the Recitals above.

          “Promissory Note” has the meaning provided in Section 7.03(d).

          “Security Interest” or “Encumbrance” means any mortgage, pledge, claim, lien (including environmental and tax liens), encumbrance, or other security interest, other than liens for Taxes not yet due and payable.

          Section 1.02     Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  References to Articles, Sections, Annexes and Exhibits are to Articles, Sections, Annexes and Exhibits of this Agreement, and all references to Schedules are to corresponding sections of the applicable Disclosure Schedule, in each case unless otherwise specified. Any capitalized terms used in any Annex, Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute are to that statute as amended from time to time, and to the rules and regulations promulgated thereunder, and, in each case, to any successor statute, rules or regulations thereto. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II
ADMISSION AND CONTRIBUTION

          Section 2.01     Admission and Contribution.  Upon satisfaction of the conditions set forth herein and in exchange for an interest in the Partnership having the rights, preferences and obligations with respect to Flagler set forth in the Amended and Restated Partnership Agreement, at the Closing, Flagler shall contribute to the Partnership the sum of $1,000 and the outstanding amount of the Approved Loan as of such date and shall receive a credit to its capital account established under the Amended and Restated Partnership Agreement in an amount equal to the sum of $1,000 and the outstanding amount of the Approved Loan as of such date.  Notwithstanding anything herein or in the Amended and Restated Partnership Agreement to the contrary, the Partnership shall use a portion of the Flagler capital contribution to promptly repay the Approved Loan.

          Section 2.02     Closing.  Subject to the satisfaction of the terms and conditions of this Agreement, the closing of the admission and contribution (the “Closing”) shall occur simultaneously with the closing under the Merger Agreement on the date (the “Closing Date”) and location as set forth therein.  At the Closing, the parties to this Agreement shall take the following actions, which deliveries and actions shall be deemed to have occurred simultaneously and to constitute the Closing hereunder:

                    (a)          CD Inc and Flagler shall execute and cause to be filed with the Secretary of State of Florida the Amended and Restated Certificate of Limited Partnership in the form attached hereto as Exhibit C.

                    (b)          Fox shall contribute $1,000 to the capital of the Partnership and Flagler and each of the Codina Parties shall execute and deliver the Amended and Restated Partnership Agreement.

                    (c)          Codina Parties and Flagler shall deliver all other closing documents required under this Agreement or otherwise reasonably necessary to consummate the transaction.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF CODINA PARTIES

          Except as set forth in the corresponding section of the Codina Parties Disclosure Schedule, CD Inc, Mr. Codina, Ana-Marie, Alexandra, Andria and Amanda, jointly and severally, represent and warrant to Flagler, as of the date hereof and as of the Closing Date, that:

          Section 3.01     Corporate Existence and Power. CD Inc is a Florida corporation, and each of Partnership and CM Doral is or, at the Closing will be, a limited partnership or limited liability company, duly formed, validly existing and in good standing under the laws of the States of Florida and Delaware, respectively.  Each Company has, or at the Closing will have, all limited liability company or partnership powers required to carry on its business as now or intended to be conducted. Each Company is or, at the Closing, will be duly qualified to do business as a foreign corporation or entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. True and complete copies of articles of formation, operating agreements and other organizational documents, as applicable, of each Company have been or prior to the Closing will be delivered or made available to Flagler.

          Section 3.02     Authorization.  The execution, delivery and performance by CD Inc of this Agreement and each of the other documents to which it a party (“Transaction Documents”), and the consummation by the Codina Parties of transactions contemplated hereby and thereby are within CD Inc’s corporate powers and have been duly authorized by all necessary company action on the part of CD Inc.  This Agreement constitutes a valid and binding agreement of the Codina Parties, as applicable, enforceable against each such Person in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, reorganization, insolvency, moratorium and other similar Laws of general application from time to time in effect affecting creditors’ rights generally, (ii) by general principles of equity, and (iii) the power of a court to deny enforcement of remedies based upon public policy.

          Section 3.03     Governmental Authorization. Except as set forth in Section 3.03 of the Codina Parties Disclosure Schedule, the execution, delivery and performance by the Codina Parties of this Agreement and the consummation by the Codina Parties of the transactions contemplated hereby require no action by, or filing with, any federal, state or local governmental body, agency, official or authority (each a “Governmental Entity”).

          Section 3.04     Non-contravention. The execution, delivery and performance by the Codina Parties of this Agreement and the consummation by the Codina Parties of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of limited partnership, partnership agreement or other organizational documents of CD Inc, (b) assuming that all actions and filings set forth in Section 3.03 of the Codina Parties Disclosure Schedule have been taken or made, contravene, conflict with or result in a violation or breach of any provision of any applicable Law, (c) assuming that all consents set forth in Section 3.04 of the Codina Parties Disclosure Schedule have been obtained, require any consent under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other material change of any right or obligation or the loss of any benefit to which either Company is or at Closing will be entitled under, any provision of any Contract material to such Company or any Permit affecting, or relating in any way to, the assets or business of the Company, or (d) result in the creation or imposition of any Lien on any asset either the Company.

          Section 3.05     Capitalization of the Companies.  The Codina Parties are the only partners of the Partnership.  The Partnership and Doral JV are the only members of CM Doral and except as set forth on the Codina Parties’ Disclosure Schedule, the Partnership’s membership interest in CM Doral is or at Closing will be free and clear of all liens and encumbrances, and is or at Closing will not be subject to preemptive rights created by statute, either Company’s limited partnership agreement or limited liability company agreement or any agreement to which such entity is a party or by which such entity is bound.  There are no options, warrants or other rights or arrangements to acquire from the Codina Parties or either Company, or other obligations or commitments of the Codina Parties or either Company to issue, any membership or partnership interests in such Company.  Except for CM Doral in the case of the Partnership, neither Company has or at Closing will have any Subsidiaries.

          Section 3.06     Assets; Prior Business.  The Option Agreement and any real property acquired pursuant thereto at Closing will constitute the only assets of CM Doral.  Since its inception, CM Doral has not or will  not have (i) engaged in any business other than acquiring and holding the Option Agreement and any real property acquired pursuant thereto and planning, permitting, and pre-acquisition development of the Land or (ii) had any employees.  The membership interest in CM Doral at Closing will constitute the only asset of the Partnership.  Since its inception, the Partnership has not or will not have (i) engaged in any business other than acquiring and holding the membership interest in CM Doral or (ii) had any employees.

          Section 3.07     Financial Statements.  Section 3.07 of the Codina Parties Disclosure Schedule sets forth an unaudited balance sheet and income statement for each of the Companies as of December 31, 2004 (the “Financials”) and unaudited interim balance sheets and income statements as of and for the nine months ended September 30, 2004 and 2005, for each of the Companies (the “Interim Financials”).  Each of the Financials and each of the Interim Financials fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of the Companies as of the dates thereof and the results of operations for the periods then ended (subject to normal year-end adjustments in the case of the Interim Financials).

          Section 3.08     Absence of Certain Changes.  Except as set forth in Section 3.08 of the Codina Parties Disclosure Schedule, between December 31, 2004 and the date of this Agreement, (a) the business of both of the Companies has been conducted in the ordinary course, consistent with past practices, (b) there has not been any event, change or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect and (c) except in the ordinary course of business, there has not been any action or event, nor any authorization, commitment or agreement by either of the Companies with respect to any action or event, that if taken or if it occurred after the date hereof would be prohibited by Section 5.01.

          Section 3.09     No Undisclosed Liabilities.

          (i) Except as set forth on Section 3.09 of the Codina Parties Disclosure Schedule, there are no, and (ii) at Closing, other than Liabilities incurred in the ordinary course of business pursuant to the limited liability agreement of CM Doral, there will not be, any Liabilities or obligations of either Company whatsoever, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability, other than Liabilities incurred pursuant to this Agreement.

          Section 3.10     Litigation.

                    (a)          There is no Proceeding pending or, to the Knowledge of the Codina Parties, threatened against the Companies or with respect to the Land.  Neither of the Companies nor the Land is subject to any outstanding Judgment.

                    (b)          To the Knowledge of the Codina Parties, there is no investigation or review by any Governmental Entity with respect to the Companies or the Land actually pending or threatened, nor has any Governmental Entity indicated to the Companies or any of the Codina Parties’ Affiliates in writing or, to the Knowledge of the Codina Parties, verbally, an intention to conduct the same.

          Section 3.11     Compliance With Applicable Law.

                    (a)          Each Company and its businesses and operations are, and since its inception have been, in compliance with all Laws applicable to it.  Except as disclosed in Section 3.11 of the Codina Parties Disclosure Schedule, neither of the Companies has received any written notice since its inception (i) of any administrative, civil or criminal investigation or audit (other than Tax audits) by any Governmental Entity relating to it or (ii) from any Governmental Entity alleging that it is not in compliance in any material respect with any applicable Law.

                    (b)          Except as set forth in Section 3.11 of the Codina Parties Disclosure Schedule, each Company has or at Closing will have in effect all approvals, authorizations, certificates, filings, franchises, licenses, variances, exemptions, notices, permits and rights of or with all Governmental Entities (“Permits”) necessary for it to own, lease, if applicable, or otherwise hold and to operate its property.  Since its inception, there have occurred no events which (with or without notice or lapse of time or both) would constitute defaults under, violations of, or events giving to others any right of termination, amendment or cancellation, with or without notice or lapse of time or both, of, any such Permit. The transactions contemplated hereby would not reasonably be expected to cause the revocation or cancellation (with or without notice or lapse of time or both) of any such Permit.

          Section 3.12     Contracts.  Except as set forth on Section 3.12 of the Codina Parties Disclosure Schedule, as of the date of this Agreement, neither Company is and at Closing will be, a party to any Contract. The Codina Parties have provided or made available to Flagler a true and correct copy of each Contract.  Neither Company, nor, to the Knowledge of the Codina Parties, any other party thereto, is in violation of or in default under (nor does there exist any condition, and no event or circumstances have occurred, which upon the passage of time or the giving of notice would cause a violation of, default under, the right to exercise any remedy under or to accelerate the maturity or performance of, or to cancel, terminate or modify) any Contract. Each Contract is a valid and binding agreement of the Company which is a party to such Contract, and, to the Knowledge of the Codina Parties, every other party thereto, and is in full force and effect, enforceable against the applicable Company party thereto, and, to the Knowledge of the Codina Parties, every other party thereto except as such enforceability may be limited by (i) bankruptcy, reorganization, insolvency, moratorium and other similar Laws of general application from time to time in effect affecting creditors’ rights generally, (ii) by general principles of equity and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

          Section 3.13     Taxes.

                    (a)          All material Tax Returns required to be filed on or before the Closing Date with any Taxing Authority by, or on behalf of, either Company have or will have been filed when due in accordance with all applicable Laws (taking into account any extension of time which has been granted within which to file), and all such material Tax Returns are, or shall be at the time of filing, true and complete in all material respects.

                    (b)          Each Company has or prior to Closing will have paid (or had paid on its behalf) or has or will have withheld and remitted to the appropriate Taxing Authority all Taxes due and payable on or before the Closing Date, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which the Company ordinarily records items on its books.

                    (c)          Intentionally left blank.

                    (d)          There are no material liens for Taxes on any of the assets of either Company and at the Closing no such lien will exist as to either Company.

                    (e)          (i) No federal, state, local or foreign audits, examinations, investigations or other Proceedings are pending or, to the Knowledge of the Codina Parties, threatened with regard to any Taxes or Tax Returns of either Company and no written notice has been received from any Taxing Authority of the expected commencement of such a proceeding; (ii) neither the Codina Parties nor either Company has received a ruling from any Taxing Authority relating to Taxes; (iii) neither the Codina Parties nor either Company is a party to or bound by any written agreement with any Taxing Authority; (iv) there is currently no effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes with respect to the Companies; (v) neither Company has not been a member of an affiliated, consolidated, combined or unitary group or is party to any Tax Sharing Agreement or to any other agreement or arrangement referred to in clause (ii) or (iii) of the definition of “Tax”; and (vi) no amount of the type described in clause (ii) or (iii) of the definition of “Tax” is currently payable by either company and neither Company has entered into any agreement or arrangement with any Taxing Authority with regard to the Tax liability of either Company affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired.

                    (f)          Neither Company is, or ever has been, engaged in a trade or business in any jurisdiction other than the United States.  Neither Company has ever had a permanent establishment, permanent representative or other taxable presence in any jurisdiction other than the United States. Neither Company constitutes or has ever constituted a permanent establishment or permanent representative of another person.

                    (g)          Neither Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period as a result of any (A) change in method of accounting for a Pre-Closing Tax Period, (b) installment sale or open transaction or intercompany transaction made on or before the Closing Date, or (C) prepaid amount received on or prior to the Closing Date.

                    (h)          Neither Company owns or has, at any time, ever owned, property that (i) is “tax-exempt use property” within the meaning of Section 168(h) of the Code or (ii) is “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code.

                    (i)          Neither Company has entered into, engaged in or participated in any “reportable transaction” as described in Section 1.6011-4(b) of the Treasury Regulations.

                    (j)          Neither Company has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the five years prior to the date of this Agreement.

          Section 3.14     Employee Benefits Plans.  Neither Company is or has ever been a party to any “employee benefit plan,” as defined in Section 3(3) of ERISA, or any other Contract or plan providing compensation or benefits of any nature to any employee.

          Section 3.15     Insurance Policies.

                    (a)          Section 3.15(a) of the Codina Parties Disclosure Schedule lists all material insurance policies and fidelity bonds covering the Companies and each such insurance policy and fidelity bond is in full force and effect. Except as set forth in Section 3.15(a) of the Codina Parties Disclosure Schedule, there is no claim involving more than $100,000 by either Company pending under any of such policies or bonds as to which either Company has been notified that coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and each Company is otherwise in compliance in all material respects with the terms of such policies and bonds. The Codina Parties do not have any Knowledge of threatened termination of, or material premium increase with respect to, any of such policies.

                    (b)          Section 3.15(b)  of the Disclosure Schedule identifies each insurance claim involving more than $100,000 made by either Company since its inception and the date of this Agreement.

          Section 3.16     Environmental Matters.  Except as set forth in Section 3.16 of the Codina Parties Disclosure Schedules or the reports listed on Section 3.16 of the Codina Parties Disclosure Schedules:

                    (a)          To the Codina Parties’ Knowledge, each Company and the Land is, and at all times has been, in full compliance with Environmental Laws and Environmental Permits, and is not, and has not been in violation of or liable under, any Environmental Law or Environmental Permit.  None of the Codina Parties have any basis to expect, nor have any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or threatened order, notice, or other communication from (i) any Governmental Entity or private citizen acting in the public interest, or (ii) the current or prior owner or operator of the Land, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental Liabilities with respect to the Land or any other properties or assets (whether real, personal, or mixed) in which either of the Companies has had an interest, or with respect to any real property at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by the  Companies.

                    (b)          There are no pending or, to the Knowledge of the Codina Parties, threatened claims or encumbrances, resulting from any Environmental Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting the Land or any other properties and assets (whether real, personal, or mixed) in which Companies have or had an interest.

                    (c)          None of the Codina Parties and the Companies has received, any citation, directive, inquiry, notice (of which the Codina Parties are aware), order, summons, warning, or other communication that relates to Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental Liabilities with respect to the Land or any other properties or assets (whether real, personal, or mixed) in which either of the Companies had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by any of the Codina Parties or either of the Companies have, or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                    (d)          To the Codina Parties’ Knowledge, none of the Codina Parties and the Companies has any Environmental Liabilities with respect to the Land or with respect to any other properties and assets (whether real, personal, or mixed) in which any of them (or any predecessor), have or had an interest, or to the Knowledge of the Codina Parties at any property geologically or hydrologically adjoining the Land or any such other property or assets.

                    (e)          To Codina Parties’ Knowledge, there are no Hazardous Materials present on or in the environment at the Land or, to the Knowledge of the Codina Parties, at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Land or to the Knowledge of Codina Parties, such adjoining property, or incorporated into any structure therein or thereon.  None of the Codina Parties, the Companies and their Affiliates has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Land or any other properties or assets (whether real, personal, or mixed) in which any of them has or had an interest.

                    (f)          To Codina Parties’ Knowledge, there has been no Release or, to the Knowledge of Codina Parties, threat of Release, of any Hazardous Materials at or from the Land or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Land, or from or by any other properties and assets (whether real, personal, or mixed) in which either of the Companies has or had an interest, or any geologically or hydrologically adjoining property, whether by the Codina Parties, the Companies, or any other Person.

                    (g)          The Codina Parties have delivered or made available to Flagler true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by any of the Codina Parties or their Affiliates pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Land, or concerning compliance by the Codina Parties, the Companies or any of the Codina Parties’ Affiliates with Environmental Laws.

          Section 3.17     Properties.

                    (a)          The Partnership has no assets other than a de minimus amount of cash as of December 31, 2005 and the membership interest in CM Doral.  The Partnership has good and marketable title to, the membership interest in CM Doral, free and clear of all Encumbrances.  CM Doral has no assets other than cash and the Option Agreement.  CM Doral owns the Option Agreement free and clear of all Encumbrances other than the pledge of such interest to Doral JV to secure the repayment of the Promissory Note.

                    (b)          Exhibit A sets forth a correct legal description of the Land and lists the uses or projected uses of the Land.

                    (c)          As of the date hereof, the Land has the land use entitlements and zoning set forth on Schedule 3.17(c) of the Codina Parties Disclosure Schedule.  As of the date hereof, applications have been made for the Permits set forth on Section 3.17(c) of the Codina Parties Disclosure Schedule.

                    (d)          To the Knowledge of the Codina Parties, no fact or condition exists which would result in the termination of access to any of the Land or the discontinuation of necessary sewer, water, electric, telephone or other utilities or services to any of the Land.

          Section 3.18     Finders’ Fees.  There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Codina Parties or the Company who might be entitled to any fee or commission from Codina Parties or the Companies in connection with the transactions contemplated by this Agreement.

          Section 3.19     Completion of Certain Transactions; Certain Consents.  On or before the date of this Agreement the Codina Parties have received written consent to the transactions contemplated hereby from Doral JV and Koala.

          Section 3.20     Capital Requirements.  Except as set forth in Section 3.20 of the Codina Parties Disclosure Schedule, there are no outstanding capital calls or payments currently due pursuant to other requirements to provide any debt or equity to the Companies.  No Codina Entity is or will be required to pay any amounts (whether through capital contributions, member loans or otherwise) to CM Doral directly or indirectly to fund development incentive advance payments to any other Codina Entity.

          Section 3.21     Disclosure.  To the Knowledge of Codina Parties, all documents, Contracts, instruments, certificates, notices, consents, affidavits, letters, schedules (including Schedules to this Agreement), and exhibits delivered or made available by or on behalf of the Codina Parties or either Company in connection with this Agreement and the transactions contemplated hereby are accurate, complete and authentic in all material respects (excluding projections and forecasts).  No (i) representation or warranty of the Codina Parties contained in this Agreement, and (ii) no closing certificate furnished by or on behalf of the Codina Parties or either Company to Flagler pursuant to this Agreement contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not materially false or misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF FLAGLER

          Except as set forth in the Flagler Disclosure Schedule attached hereto (the “Flagler Disclosure Schedule”), Flagler represents and warrants to the Codina Parties, as of the date hereof and as of the Closing Date that:

          Section 4.01     Corporate Existence and Power. Flagler is a limited liability company duly organized, incorporated, validly existing and in good standing under the laws of the State of Florida and has all corporate powers required to carry on its business as now conducted. Flagler is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Flagler Material Adverse Effect.

          Section 4.02     Corporate Authorization. The execution, delivery and performance by Flagler of this Agreement and each of the other Transaction Documents to which it is a party and the consummation by Flagler of the transactions contemplated hereby and thereby are within the powers of Flagler and have been duly authorized by all necessary limited liability company action on the part of Flagler.  This Agreement and each of the other Transaction Documents to which it is a party constitutes a valid and binding agreement of Flagler, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, reorganization, insolvency, moratorium and other similar Laws of general application from time to time in effect affecting creditors’ rights generally, (ii)  by general principles of equity and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

          Section 4.03     Governmental Authorization. Except as set forth in Section 4.03 of the Flagler Disclosure Schedule, the execution, delivery and performance by Flagler of this Agreement and each of the other Transaction Documents to which it is a party and the consummation by Flagler of the transactions contemplated hereby and thereby require no action by, or filing with, any Governmental Entity, other than any actions or filings the absence of which would not, individually or in the aggregate, reasonably be expected to have a Flagler Material Adverse Effect.

          Section 4.04     Non-contravention. The execution, delivery and performance by Flagler of this Agreement and each of the other Transaction Documents to which it is a party and the consummation by Flagler of the transactions contemplated hereby and thereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the articles of formation or limited liability company agreement of Flagler, (b) assuming that all actions and filings set forth in Section 4.03 of the Flagler Disclosure Schedule have been taken or made, contravene, conflict with or result in a violation or breach of any provision of any applicable Law, (c) assuming that all consents set forth in Section 4.04 of the Flagler Disclosure Schedule have been obtained, require any consent under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other material change of any right or obligation or the loss of any benefit to which Flagler or any of its Subsidiaries is entitled under any provision of any Contract material to Flagler or any of their Subsidiaries or any Permit affecting, or relating in any way to, the assets or business of Flagler and its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of Flagler or any of its Subsidiaries.

          Section 4.05     Finders’ Fees. Except for Morgan Stanley & Co. Incorporated, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Flagler or any of its Affiliates who might be entitled to any fee or commission from Flagler or any of its Affiliates in connection with the transactions contemplated by this Agreement.

ARTICLE V
COVENANTS OF CODINA PARTIES

          Section 5.01     Conduct of Business of the Company. Except for matters permitted or contemplated by this Agreement, set forth on Section 5.01 of the Codina Disclosure Schedule or as required by applicable Law, unless Flagler otherwise agrees in writing, from the date of this Agreement to the Closing, the Codina Parties shall cause the Partnership to conduct its business in the ordinary course of business consistent with past practices.  In addition, and without limiting the generality of the foregoing, except for matters permitted or contemplated by this Agreement, set forth on Section 5.01 of the Codina Parties Disclosure Schedule or required by applicable Law, from the date of this Agreement to the Closing, the Codina Parties shall not permit the Partnership to do take any of the following without the prior written consent of Flagler, such consent not to be unreasonably withheld or delayed or conditioned:

                    (a)          (i) declare, set aside or make any distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any membership interests in the Partnership; (ii) split, combine or reclassify any of the partnership interests in the Partnership; (iii) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, partnership interests in the Partnership; or (iv) purchase, redeem or otherwise acquire any membership interests in the Partnership or any other securities thereof or any rights, options, warrants or calls to acquire any such securities;

                    (b)          issue, deliver, sell, grant, pledge, transfer or otherwise encumber or dispose of or subject to any Lien (i) any of the Partnership’s membership interests in CM Doral, (ii) any of its other voting securities, (iii) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such membership interests or voting securities or convertible or exchangeable securities or (iv) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units;

                    (c)          amend its organizational documents;

                    (d)          acquire any stock, other equity interest or assets (including real property) of any other Person (in connection with a purchase of such Person’s business whether in whole or in part), whether by purchase of stock, purchase of assets, merger, consolidation, or otherwise;

                    (e)          pledge, transfer, sell, lease, license, otherwise dispose of or subject to any Lien, any of the Land;

                    (f)          enter into any Contract or incur any Liability whatsoever or (ii) make any loans, advances or capital contributions to, or investments in, any other Person;

                    (g)          adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such Company;

                    (h)          institute, settle, or agree to settle any Proceeding pending or threatened before any arbitrator, court or other Governmental Entity; or

                    (i)          authorize, commit or agree to take any of the foregoing actions.

          Section 5.02     No Solicitation.  Neither the Codina Parties, nor any of their Affiliates shall, nor shall any of them authorize or permit any of their officers, directors, employees, investment bankers, attorneys, accountants or other agents, representatives or advisors to, directly or indirectly, (i) solicit, initiate, knowingly facilitate or knowingly encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any non-public information relating to either Company or the Land to or afford access to the business, properties, assets, books or records of either Company to any Third Party that has made, or has informed any of either Company, the Codina Parties or any of their Affiliates that it is seeking to make, an Acquisition Proposal, or (iii) enter into any agreement with any Third Party with respect to an Acquisition Proposal made by such Third Party, or any other agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the  transactions contemplated by this Agreement.

          Section 5.03     Land Use Applications and Approvals.  The Codina Parties shall cause CM Doral to diligently continue to pursue all land use related approvals, permits, authorizations and agreements (the “Land Use Approvals”) as more particularly described in Section 5.03 of the Codina Parties Disclosure Schedule, and to perform and comply with all conditions and requirements of all existing and requested Land Use Approvals related to the Land.

          Section 5.04     Certain Codina Tax Covenants.

                    (a)          Without the prior written consent of Flagler, the Codina Parties shall not, with respect to the Partnership make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action or permit any action to be taken, if any such action or omission would have the effect of materially increasing the Tax liability of the Partnership.

                    (b)          All Tax Returns required to be filed by the Codina Parties or any of its Affiliates with respect to the Companies (other than any separate company Tax Return required to be filed by the Company) on or after the Closing Date with respect to any Pre-Closing Tax Period (i) will be filed by the Codina Parties and its Affiliates when due in accordance with all applicable laws and (ii) as of the time of filing, will be true and complete in all material respects.

                    (c)          Except as otherwise in this Agreement, all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes (other than any such Taxes applicable to a transfer of real estate) and fees (including any penalties and interest) incurred in connection with the transaction contemplated hereby shall be paid by the Codina Parties when due, and the Codina Parties will, at its own expense, file all necessary Tax returns and other documentation with respect to all such Taxes and fees, and, if required by applicable law, Flagler will, and will cause its Affiliates to, join in the execution of any such Tax returns and other documentation.

                    (d)          Any and all existing Tax Sharing Agreements shall be terminated as of the Closing Date. After the Closing Date, neither Company shall have any further rights or liabilities thereunder. This Agreement shall be the sole Tax Sharing Agreement relating to the Companies.

          Section 5.05     Intentionally left blank

          Section 5.06     Capital Contributions.  The direct and indirect owners of the Partnership shall not make to the Partnership any capital contribution or payment to reduce indebtedness without prior written consent of Flagler which shall not be unreasonably withheld, delayed or conditioned. Following any approved capital contribution or payment to reduce indebtedness of either Company, Codina Parties shall provided Flagler with copies of all receipts, agreements, instruments, statements and any other documentation reasonably requested by Flagler documenting such capital contribution or payment.

          Section 5.07     Loan.  It is anticipated that the Partnership will be required during the ninety-day period commencing January 1, 2006 to contribute to the capital of CM Doral the amounts set forth in Section 5.07 of the Codina Parties Disclosure Schedule.  Mr. Codina is authorized to advance such amounts to the Partnership and any other amounts approved in writing by Flagler as an interest free loan to the Partnership, which amounts will be utilized by the Partnership to satisfy its obligation to CM Doral (such loan, the “Approved Loan”).

ARTICLE VI
ADDITIONAL COVENANTS

          Section 6.01     Commercially Reasonable Efforts; Further Assurances.

                    (a)          Subject to the terms and conditions of this Agreement, each party hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement, including (i) taking any and all reasonable actions necessary to satisfy all of the conditions to each party’s obligations hereunder as set forth in Article VII, and (ii) executing and delivering all agreements and documents required by the terms hereof to be executed and delivered by such party on or prior to the Closing.

                    (b)          In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefore pursuant to this Agreement).  The Codina Parties acknowledge and agree that from and after the Closing, Flagler will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Partnership and the documents, books and records (including tax records) of CM Doral which either the Codina Parties or the Partnership have in their possession at the Closing.  To the extent that the Codina Parties need access to such information after Closing, Flagler shall reasonably provide such access and copying.  This clause shall survive Closing.

          Section 6.02     Certain Filings. The parties hereto shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such reasonable actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

          Section 6.03     Public Announcements. The parties hereto shall consult with each other before issuing any press release, announcing or disclosing to employees other than senior executives, making any other public statement, or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby, except as may be required by applicable Law, order of a court of competent jurisdiction or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make such announcements or disclosures to employees other than senior executives, make any such other public statement or schedule any such press conference or conference call before any required consultation as contemplated by this Section 6.03; provided that after the issuance of a press release Flagler’s investor relations personnel may discuss with investors the information included in all press releases and public statements previously released or made.

          Section 6.04     Access to Information. From the date hereof until the Closing and subject to applicable Law and the Confidentiality Agreement, the Codina Parties, and Flagler shall (a) give to the other party, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, books and records of such party, (b) furnish to the other party, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (c) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with the other party in its investigation; provided, however, that any party hereto may restrict the foregoing access to the extent that (i) any Law applicable to such party requires such party or its subsidiaries to restrict or prohibit access to any such properties or information, (ii) such disclosure would, based on the advise of such party’s counsel, result in a waiver of attorney-client privilege, work product doctrine or any other applicable privilege applicable to such information or (iii) the disclosure of such information to the other party would violate confidentiality obligations owed to a third party and such confidentiality obligations were in effect prior to the execution and delivery of this Agreement. The parties hereto shall hold any information obtained pursuant to this Section 6.04 in confidence to the extent set forth in accordance, and such information shall otherwise be subject to, the provisions of the Confidentiality Agreement, which shall continue in full force and effect. Any investigation pursuant to this Section 6.04 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other party. No information or knowledge obtained in any investigation pursuant to this Section 6.04 shall affect or be deemed to modify any representation or warranty made by any party hereunder.

          Section 6.05     Notices of Certain Events.     Each of the parties hereto shall cooperate fully, as and to the extent reasonably requested by any other party, in connection with the preparation and filing of any Tax return, statement, report or form, any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

          Each of the parties hereto shall promptly after he, she or it obtains knowledge of any of the matters referred to in clauses (a) through (d) of this sentence notify the other of:

                    (a)          any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

                    (b)          any notice or other communication from any Governmental Entity in connection with the review, clearance or approval of the transactions contemplated by this Agreement;

                    (c)          any Proceeding commenced or threatened against, relating to or involving or otherwise affecting any of the Companies, the Codina Parties or Flagler, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 3.08, 3.09, 3.10, 3.11, 3.12 and 3.16, as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement; and

                    (d)          any matter (including a breach of covenant or a representation or warranty contained herein) that could reasonably lead to the non-satisfaction of any of the conditions to Closing in Article VII.

          Section 6.06     Certain Tax Covenants. The parties hereto each agree (i) to retain all books and records with respect to Tax matters pertinent to the Partnership relating to any Pre-Closing Tax Period that it has in its possession as of the Closing, and to abide by all record retention agreements entered into with any Taxing Authority, and (ii) to give the other party reasonable written notice prior to destroying or discarding any such books and records and, if the Flagler so requests, the Codina Parties shall allow the Flagler to take possession of such books and records.

          Section 6.07     2005 Audit. The Flagler, at its expense, may cause and with respect to CM Doral, will use commercially reasonable efforts to cause it to allow KPMG, LLP to conduct an audit of the financial statements of the Partnership and CM Doral for the year ended December 31, 2005. Prior to the Closing, the Codina Parties shall and shall cause the Partnership and the Codina Parties’ Affiliate’s employees to and following the Closing, the Codina Parties shall assist with this audit, including without limitation, by providing KPMG, LLP with all books, records, work papers and other documentation requested in order to perform and complete the audit.

          Section 6.08     Supplements to Schedules. Each party may, from time to time prior to the Closing by written notice to the other parties, supplement or amend any Schedule provided by it pursuant to Article III or Article IV, as the case may be, to correct any matter that would constitute a breach of any representation or warranty in Article III or Article IV.  For purposes of determining whether the conditions to the Contribution set forth in Sections 7.02(a) and 7.03(a) have been fulfilled, such schedules shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any supplement or amendment thereto.

ARTICLE VII
CONDITIONS TO THE PURCHASE AND SALE

          Section 7.01     Conditions to Obligations of Each Party. The obligations of the Codina Parties, and Flagler to consummate the transactions contemplated hereby (collectively, the “Transactions”) are subject to the satisfaction, at or prior to the Closing, of the following conditions:

                    (a)          There shall not have been any Law, injunction, order or decree enacted, promulgated or issued by any court or other Governmental Entity (which Law, injunction, order or decree remains in effect) that restrains or prohibits the consummation of the Transactions;

                    (b)          There shall not have been any action with respect to the Transactions taken since the date of this Agreement by any court or other Governmental Entity (which action has not been vacated or reversed), that is likely to delay materially or otherwise to restrain or prohibit the consummation of the Transactions;

                    (c)          There shall not be pending any Proceeding commenced with respect to the Transactions by any Governmental Entity, which Proceeding challenges or seeks to make illegal, to delay materially or otherwise to restrain or prohibit the consummation of the Transactions; and

                    (d)          The substantially simultaneous closing of the transactions contemplated under the Merger Agreement.

          Section 7.02     Conditions to the Obligations of Flagler. The obligations of Flagler to consummate the Transactions are subject to the satisfaction, at or prior to the Closing, of the following further conditions:

                    (a)          (i) Each of Codina Parties shall have performed in all material respects its or his obligations hereunder required to be performed by it at or prior to the Closing, (ii) the representations and warranties of Codina Parties contained herein modified by the phrase “Company Material Adverse Effect” or any other materiality modifier shall have been true and correct in all respects when made (except to the extent such representations and warranties relate to an earlier date, in which case of such earlier date), and shall be true and correct in all respects at and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties relate to an earlier date, in which case of such earlier date), and (iii) the other representations and warranties of the Codina Parties contained herein shall have been true and correct in all material respects when made (except to the extent such representations and warranties relate to an earlier date, in which case of such earlier date), and shall be true and correct in all material respects at and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties relate to an earlier date, in which case of such earlier date); and (iv) Flagler shall have received a certificate signed by the Mr. Codina to the foregoing effect.

                    (b)          There shall not be pending any Proceeding commenced with respect to the Transactions by any Governmental Entity, which Proceeding seeks to restrain or prohibit Flagler’s ownership or operation (or that of its Subsidiaries or Affiliates) of all or any material portion of the business or assets of the Companies, or to compel Flagler or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Companies;

                    (c)          There shall not have been any action with respect to the Transactions taken since the date of this Agreement by any court or other Governmental Entity (which action has not been vacated or reversed), or any Law, injunction, order or decree enacted, promulgated or issued with respect to the Transactions by any court or other Governmental Entity (which Law, injunction, order or decree remains in effect), in any case that is likely to result in any of the consequences referred to in Section 7.01(b);

                    (d)          Since the date of this Agreement, there shall not have occurred any event, occurrence, development or state of circumstances which, individually or in the aggregate, has had and continues to have, a Company Material Adverse Effect;

                    (e)          [Reserved]

                    (f)          Flagler shall have received copies in form and substance reasonably satisfactory to it of all consents set forth or required to be set forth on Section 3.04 of the Codina Parties Disclosure Schedule;

                    (g)          The Companies shall not have any Liabilities other than those arising in the ordinary course of business pursuant to Contracts listed in Section 3.12 of the Codina Parties Disclosure Schedule, with respect to obligations incurred after December 31, 2005 and approved by Flagler pursuant to Section 5.06 and Mr. Codina shall have provided Flagler with a certificate certifying the amount of Liabilities on the Closing Date;

                    (h)          Flagler shall have received a certification signed under penalties of perjury by each of the Codina Parties to the effect that none is not a “foreign person” as defined in Section 1445 of the Code;

                    (i)          The limited liability company agreement of CM Doral shall have been amended to (i) clarify that the only remedy available to Doral JV in the event Partnership (or Parent) determines not to proceed with a phase development and a take down under the Option Agreement will be termination of the Option Agreement and no other legal or equitable cause of action will be available and (ii) reflect the terms and intent of the consent of Doral JV contemplated by Section 3.19 of this Agreement in a manner that shall be reasonably acceptable to Flagler, and Flagler shall have received an executed copy of such amendment that shall be in full force and effect;

                    (j)          The pledge of the membership interests of CM Doral shall have been released and Flagler shall have received evidence satisfactory to it of such release; and

          Section 7.03     Conditions to the Obligation of Codina. The obligation of the Codina Parties to consummate the Transactions are subject to the satisfaction, at or prior to the Closing, of the following further conditions:(i) Flagler shall have performed in all material respects its obligations hereunder required to be performed by it at or prior to the Closing, (ii) the representations and warranties of Flagler contained herein modified by the phrase “Flagler Material Adverse Effect” or any other materiality modifier shall have been true and correct in all respects when made (except to the extent such representations and warranties relate to an earlier date, in which case of such earlier date), and shall be true and correct in all respects at and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties relate to an earlier date, in which case of such earlier date), and (iii) the other representations and warranties of Flagler contained herein shall have been true and correct in all material respects when made (except to the extent such representations and warranties relate to an earlier date, in which case of such earlier date), and shall be true and correct in all material respects at and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties relate to an earlier date, in which case of such earlier date); and (iv) the Codina Parties shall have received a certificate signed on behalf of Flagler by the Chief Executive Officer of Flagler to the foregoing effect;

                    (b)          The Codina Parties shall have received evidence reasonably satisfactory to it that all actions of and filings with any Governmental Entity set forth or required to be set forth in Section 4.03 of the Flagler Disclosure Schedule have been taken or made;

                    (c)          The Codina Parties shall have received copies of all consents set forth or required to be set forth in Section 4.04 of the Flagler Disclosure Schedule; and

                    (d)          One of Flagler’s creditworthy Affiliates will become the guarantor of that certain Promissory Note (“Promissory Note”) of the Partnership which is described in that certain Pledge and Security Agreement dated as of April 30, 2004 between Partnership and Doral JV and Mr. Codina shall be released from his guarantee of the Promissory Note.

ARTICLE VIII
TERMINATION

          Section 8.01     Termination     This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

                    (a)

                                        (i)          by mutual written agreement of the Codina Parties and Flagler;

                                        (ii)          by either the Codina Parties or by Flagler if:

                                                       1)          the Transactions have not been consummated on or before the End Date provided that the right to terminate this Agreement pursuant to this Section 8.01(a)(ii)1) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Transactions to be consummated by the End Date; or

                                                       2)          there shall be (A) any Law that makes consummation of the Transactions illegal or otherwise prohibited; or (B) any judgment, injunction, order or decree of any court or other Governmental Entity having competent jurisdiction enjoining Codina Parties or Flagler from consummating the Transactions or the consummation of the transactions contemplated by the Merger Agreement is entered after the date of this Agreement, provided that such judgment, injunction, order or decree is final and non-appealable;

                                        (iii)          by the Codina Parties, if: (A) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Flagler set forth in this Agreement shall have occurred that would cause the condition set forth in Section 7.03(a) not to be satisfied; (B) Mr. Codina and Codina Parties shall have delivered to Flagler written notice of such breach or failure; and (C) at least 30 Business Days shall have elapsed since the date of delivery of such written notice and such breach or failure shall not have been cured in all material respects; or

                                        (iv)          by Flagler if:  (A) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Codina Parties or Mr. Codina set forth in this Agreement shall have occurred that would cause the condition set forth in Section 7.02(a) not to be satisfied; (B) Flagler shall have delivered to Codina Parties and Mr. Codina written notice of such breach or failure; and (C) at least 30 Business Days shall have elapsed since the date of delivery of such written notice and such breach or failure shall not have been cured in all material respects.

                    (b)          The party desiring to terminate this Agreement pursuant to this Section 8.01 (other than pursuant to Section 8.01(a)(i) shall give notice of such termination to the other parties.

                    (c)          In addition to the termination rights set forth above, in the event that the Merger Agreement is terminated for any reason, then any party (other than a party which is in breach of its obligations in this Agreement or a party which is in breach or has an Affiliate which is in breach of its obligations under the Merger Agreement) may terminate this Agreement by giving prompt written notice to the other parties of cancellation under this paragraph, and all parties shall be released from all further obligations under the Agreement, except those obligations that expressly survive the termination hereof and any liability of a breaching party.

          Section 8.02     Intentionally left blank.

          Section 8.03     Effect of Termination.     If this Agreement is terminated pursuant to Section 8.01 or 8.02, this Agreement shall become void and of no effect without liability of any party (or any stockholder, partner (general or limited), member, director, officer, employee, agent, consultant or representative of such party) to any other party hereto; provided that the termination of this Agreement shall not relieve any party from any liability for any material breach of this Agreement. The provisions of this Section 8.03 and Sections 10.03, 10.05, 10.06 and 10.07 and of the Confidentiality Agreement, shall survive any termination hereof pursuant to Section 8.01 or 8.02.  In the event that Flagler on the one hand or the Codina Parties on the other,  has the right to terminate this Agreement for any reason and elects to so terminate this Agreement, then the Merger Agreement shall also be deemed to be terminated, unless the parties to the Merger Agreement mutually agree otherwise in their sole and absolute discretion.

ARTICLE IX
INDEMNIFICATION

          Section 9.01     Survival. All representations and warranties made by each party in this Agreement and each of the other Transaction Documents shall survive the Closing Date for a period of twelve (12) months after the Closing (other than the representations and warranties set forth in Section 3.16 which shall survive for a period of twenty-four (24) months after the Closing) notwithstanding any investigation at any time made by or on behalf of the other party; provided, however, that the representations and warranties set forth in Sections 3.01, 3.02, 3.03, 3.04, 3.05, 3.06, 3.13, , 4.01, 4.02, 4.03, 4.04 and 4.05 and any claims in respect of fraud or intentional material misrepresentation shall survive until thirty (30) days after the expiration of the applicable statute of limitations.  All representations and warranties related to any claim asserted in writing prior to the expiration of the applicable survival period shall survive (but only with respect to such claim) until such claim shall be resolved and payment in respect thereof, if any is owing, shall be made.

          Section 9.02     Indemnification by the Codina Parties.  Effective at and after the Closing Date, the Codina Parties, jointly and severally, will indemnify and hold harmless Flagler and its representatives, stockholders, controlling persons, and Affiliates (collectively, the “Flagler Indemnified Persons”) for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage or expense (including costs of investigation and defense and reasonable attorneys’ fees), whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:

                    (a)          any breach of any representation or warranty made by the Codina Parties in this Agreement or any other certificate or document delivered by a Codina Party pursuant to this Agreement;

                    (b)          any breach by the Codina Parties of any covenant or obligation of such party in this Agreement;

                    (c)          any amounts due or payable with respect to Proceedings, (excluding Taxes), in any such case related to or arising out of the operation of the Companies prior to the Closing to the extent such amounts exceed the aggregate reserves established specifically therefor in the Financials; or

                    (d)          any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with the Codina Parties, the Companies or any Codina Entity (or any Person acting on their behalf) in connection with any of the Transactions.

          Section 9.03     Tax Indemnification.

                    (a)          The Codina Parties hereby, jointly and severally, indemnify each Flagler Indemnified Person (which term for purposes of this Agreement shall, following the Closing, include the Companies) against and agree to hold each Flagler Indemnified Person harmless from any (v) Tax of the Company described in clause (i) of the definition of Tax related to a Pre-Closing Tax Period, (w) Tax described in clause (ii) or (iii) of the definition of Tax, (x) Tax of the Company resulting from a breach of the provisions of Section 3.13, (y) Tax of the Company resulting from a termination of any Tax Sharing Agreement pursuant to Section 5.05(d) and (z) any liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys’ fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax described in (v), (w), (x) or (y), (the sum of (w), (x), (y) and (z) being referred to herein as a “Tax Loss”).

                    (b)          For purposes of this Section 9.03(a), in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax related to the portion of such Tax period ending on and including the Closing Date shall (x) in the case of any Taxes other than gross receipts, sales or use Taxes and Taxes based upon or related to income, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any Tax based upon or related to income and any gross receipts, sales or use Tax, be deemed equal to the amount which would be payable if the relevant Tax period ended on and included the Closing Date.

                    (c)          Not later than 30 days after receipt by the Codina Parties of written notice from Flagler stating that any Tax Loss has been incurred by a Flagler Indemnified Person and the amount thereof and of the indemnity payment requested, the Codina Parties shall discharge their obligation to indemnify the Flagler Indemnified Person against such Tax Loss by paying to Flagler an amount equal to the amount of such Tax Loss. Notwithstanding the foregoing, if Flagler provides the Codina Parties with written notice of a Tax Loss at least 30 days prior to the date on which the relevant Tax Loss is required to be paid by any Flagler Indemnified Person, within that 30-day period the Codina Parties shall discharge their obligation to indemnify the Flagler Indemnified Person against such Tax Loss by making payments to the relevant Taxing Authority or Flagler, as directed by Flagler, in an aggregate amount equal to the amount of such Tax Loss. The payment by a Flagler Indemnified Person of any Tax Loss shall not relieve the Codina Parties of their obligations under this Section 9.03.

                    (d)          Flagler agrees to give prompt notice to the Codina Parties of any Tax Loss or the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought hereunder which Flagler deems to be within the ambit of this Section 9.03 (specifying with reasonable particularity the basis therefor). Flagler shall give the Codina Parties such information with respect thereto as either or them may reasonably request. Each of the Codina Parties may, at his or her or its own expense, participate in the defense of such suit, action or proceeding, it being understood that all determinations as to the ultimate conduct of such action, suit or proceeding (including the settlement thereof) shall be in Flagler’s sole discretion.

                    (e)          Any claim of any Flagler Indemnified Person under this Section 9.03 may be made and enforced by Flagler on behalf of such Flagler Indemnified Person.

                    (f)          Disputes arising under Section 9.03 and not resolved by mutual agreement within 30 days shall be resolved by the Settlement Accountants within five days of the date on which the need to choose the Settlement Accountants arises.  The Settlement Accountants shall resolve any disputed items within 30 days of having the item referred to it pursuant to such procedures as it may require. The costs, fees and expenses of the Settlement Accountants shall be borne equally by Flagler on the one hand and the Codina Parties on the other.

          Section 9.04     Indemnification by Flagler.     Effective at and after the Closing Date, Flagler will indemnify and hold harmless the Codina Parties and their respective representatives, stockholders, controlling persons and Affiliates (collectively, the “Codina Indemnified Persons”) for, and will pay to the Codina Indemnified Persons the amount of any Damages arising, directly or indirectly, from or in connection with

                    (a)          any breach of any representation or warranty made by Flagler in this Agreement or in any certificate or document delivered by Flagler pursuant to this Agreement, or

                    (b)          any breach by Flagler of any covenant or obligation of it in this Agreement.

          Section 9.05     Limitations On Amount.

                    (a)          The Codina Parties will have no liability (for indemnification or otherwise) with respect to the matters described in clauses (a) and (b) of Section 9.02 until the total of all Damages with respect to such matters exceeds $100,000 and then only to the extent all such Damages exceed in the aggregate $100,000.  Notwithstanding the foregoing, the aggregate liability of the Codina Parties under this Article IX (other than Section 9.03) shall not exceed $1,500,000; provided, however that this limit will not apply to the representations and warranties in Sections 3.01, 3.02, and 3.13 or any fraudulent acts or omissions or intentional material misrepresentations on the part of the Codina Parties.

                    (b)          Flagler shall not have any liability (for indemnification or otherwise) with respect to the matters described in clauses (a) and (b) of Section 9.04 until the total of all Damages with respect to such matters exceeds $100,000 and then only to the extent all such Damages exceed in the aggregate $100,000.  Notwithstanding the foregoing, the aggregate liability of Flagler under Article IX shall not exceed $1,500,000, provided, however that this limit will not apply to the representations and warranties in Section 4.02 or any fraudulent acts or omissions or intentional material misrepresentations on the part of Flagler.

                    (c)          No indemnitor will have any liability (for indemnification or otherwise) for any Damages (i) for punitive, exemplary or special damages of any nature, (ii) for indirect or consequential damages, including damages for lost profit, lost business opportunity or damage to business reputation, or (iii) that, at the time written notice thereof is delivered to any indemnitor, are contingent, speculative or unquantified.

                    (d)          [Reserved]

                    (e)          [Reserved]

                    (f)          The amount of Damages for which the Flagler Indemnified Persons or Codina Indemnified Persons may be entitled to seek indemnification under this Agreement will be reduced by the amount of any insurance proceeds or other payment from a third party received or receivable by any Flagler Indemnified Person or Codina Indemnified Person, as applicable, with respect to such Damages and the amount of any deduction, credit or other Tax benefit that any Flagler Indemnified Person or Codina Indemnified Person is entitled to with respect to such Damages (taking into account the time at which such benefit is expected to be actually realized).  If a Flagler Indemnified Person or Codina Indemnified Person, after having received any indemnification payment pursuant to this Agreement with respect to any Damages, subsequently receives any insurance proceeds or other payment or recognizes any deduction, credit or other Tax benefit with respect to such Damages, Flagler or the Codina Parties, as the case may be, will promptly refund and pay to the Flagler Indemnified Persons or Codina Indemnified Persons, as the case may be, an amount equal to such insurance proceeds, payment or benefit.

                    (g)          Flagler will, and will use commercially reasonable efforts to cause each of the other Flagler Indemnified Persons to, use commercially reasonable efforts to mitigate any Damages with respect to which it may be entitled to seek indemnification pursuant to this Agreement.  Flagler will, and will use commercially reasonable efforts to cause each of the other Flagler Indemnified Persons to, use commercially reasonable efforts to obtain all insurance proceeds or other payments from third parties, and all Tax refunds or other Tax benefits, that may be available with respect to any Damages with respect to which it may be entitled to indemnification under this Agreement.

                    (h)          If any indemnitor is indemnified for any Damages pursuant to this Agreement with respect to any claim by a third party, the indemnitor shall consider in good faith a request for subrogation on the part of the indemnitee.

          Section 9.06     Procedure For Indemnification.

                    (a)          In the event that any indemnified party shall incur or suffer any Damages in respect of which indemnification may be sought hereunder by any Flagler Indemnified Person, on the one hand, or any Codina Indemnified Person, on the other hand, with respect to a matter not involving a third party claim, the indemnified party shall assert a claim for indemnification by notice to the indemnifying parties stating the nature and basis of such claim, and, if known, the amount, or a good faith estimate of the amount, of the liability arising therefrom.  Indemnification pursuant to Section 9.03 shall be made pursuant to the procedures set forth in that Section and not in this Section 9.06.

                    (b)          Promptly after receipt by an indemnified party of notice of the assertion of a claim by a third party or the commencement of any Proceeding against it, with respect to a matter for which indemnification is or may be owing pursuant to this Article IX, such indemnified party will, if a claim is to be made against an indemnifying party under such section, give notice to the indemnifying parties and shall thereafter keep the indemnifying parties informed of all other material information it receives with respect thereto; provided, however that the failure of an indemnified party to give the indemnifying parties prompt notice and such other material information as provided herein will not relieve the indemnifying parties of any of their obligations hereunder unless and then only to the extent that the indemnifying parties shall have been actually prejudiced thereby.

                    (c)          If any Proceeding referred to in Section 9.06(b) is brought against an indemnified party and it gives notice to the indemnifying party that it intends to seek indemnification, the indemnified party shall provide to the indemnifying party, as promptly as practicable after giving notice of such Proceeding, information and documentation reasonably requested by the indemnifying party to support and verify the claim asserted, unless the indemnified party has been advised by counsel that there are no reasonable grounds to assert a joint defense privilege with respect to such information and documentation.  The indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes to assume the defense, negotiations and/or settlement of such Proceeding with counsel chosen by the indemnifying party and reasonably satisfactory to the indemnified party; provided, however, that if the indemnified party files any motion, answer or other pleadings or takes any other action prior to the indemnified party’s delivery to the indemnifying party of the notice referred to in the first sentence of this Section 9.06(c) and the filing of any such motion, answer or other pleading or the taking of such action prejudices the ability of the indemnifying party to defend, negotiate and/or settle such Proceeding, the indemnifying party shall be relieved of its obligations under this Article IX but only to the extent the indemnifying party has been prejudiced thereby.  After the indemnifying party takes control of the defense, negotiation and/or settlement of any such Proceeding, the indemnified party shall have the right to participate therein, at its own expense and with counsel of its own choosing and the indemnifying party will not be liable to the indemnified party under this Article IX  for any fees of such counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation; provided, however, that the indemnifying party shall pay for the costs and expenses of such separate counsel if, in the good faith judgment of the indemnified party based upon the advice of counsel, representation of both the indemnifying party and the indemnified party would be inappropriate under the relevant standards of professional conduct.  The parties shall cooperate and render such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such Proceeding, which assistance shall include, without limitation, making appropriate personnel reasonably available for any discovery or trial.  Notwithstanding anything to the contrary herein, if (i) the indemnifying party fails or refuses to undertake the defense of any such Proceeding within a reasonable period of time following receipt of the notice referred to in the first sentence of this Section 9.06(c) or disputes its liability to the indemnified party under this Article IX with respect to such Proceeding, (ii) the indemnifying party fails to diligently defend and contest such Proceeding with counsel reasonably acceptable to the indemnifying party, or (iii) the indemnified party irrevocably waives its right to indemnity hereunder with respect to such Proceeding, then the indemnified party shall have the right to take control of the defense, negotiation and/or settlement of such Proceeding at, in the case of clauses (i) and (ii) above, the indemnifying party’s expense.  If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims  may be effected by the indemnifying party without the indemnified party’s consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent.

                    (d)          Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

                    (e)          Notwithstanding anything to the contrary herein (except for matters set forth in Section 9.06(b)) neither the indemnifying party nor the indemnified party shall settle or compromise any Proceeding without the consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that any settlement or compromise shall include an unconditional release of the indemnified party from all liabilities or obligations relating to the Proceeding and provides only for the payment of monetary damages solely by the indemnifying party without any obligations on the part of the indemnified party.

          Section 9.07     Exclusivity.  Except as specifically set forth in this Agreement, effective as of the Closing, each party hereto waives any rights and claims it may have against any other party and any of their Affiliates, whether in law or in equity, relating to the transactions contemplated hereby.  The rights and claims waived by the parties include, without limitation, claims for contribution or other rights of recovery arising out of or relating to any Environmental Law, claims for breach of contract, breach of representation or warranty, negligent misrepresentation and all other claims of breach of duty.  After the Closing, the indemnification provisions of this Agreement shall provide the exclusive remedy to the parties for all misrepresentation, breach of warranty, covenant or other agreement or other claim arising out of this Agreement or the transactions contemplated hereby.  Notwithstanding, the foregoing provisions of this Section 9.07 shall not apply to any rights or claims in respect of actions for injunctive relief, fraud, or intentional material misrepresentation.

ARTICLE X
MISCELLANEOUS

          Section 10.01     Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Flagler, to:	Flagler Doral, LLC c/o Flagler Development Corporation One Malaga Street St. Augustine, FL 32084-1048 Attention: Heidi Eddins, Esq. Facsimile No.: (904) 826-2379

with a copy to:	Greenberg Traurig, P.A. 1221 Brickell Avenue Miami, FL 33131 Attention: Ira Rosner Facsimile No.: (305) 579-0717

if to Codina Parties, to:	c/o Codina Group, Inc. 355 Alhambra Circle, Suite 900 Coral Gables, Florida 33134 Attention: Kolleen O.P. Cobb, Esq. Facsimile No.: 305-520-2400

with a copy to:	White & Case LLP 200 South Biscayne Boulevard Suite 4900 Miami, Florida 33131 Attention: K. Lawrence Gragg Facsimile No.: (305) 358-5744

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

          Section 10.02     Amendments and Waivers.

                    (a)          Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

                    (b)          No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Laws.

          Section 10.03     Expenses; Fees.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided that all such costs and expenses incurred by a Codina Entity shall be paid by the Contributors.

          Section 10.04     Binding Effect; Benefit; Assignment.  The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.  No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

          Section 10.05     Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to the conflicts of law rules of such state that would cause the laws of another jurisdiction to apply.

          Section 10.06     Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Circuit Court of the State of Florida, Miami-Dade County, and each of the parties hereby irrevocably consents to the jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.01 shall be deemed effective service of process on such party.

          Section 10.07     WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          Section 10.08     Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

          Section 10.09     Entire Agreement.  This Agreement, together with the Confidentiality Agreement and the Exhibits, Annexes and Schedules hereto, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

          Section 10.10     Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

          Section 10.11     Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

          Section 10.12     No Presumption.  Each party has agreed to the use of the particular language in the provisions of this Agreement, and any questions of doubtful interpretation shall not be resolved by any rule or interpretation against the draftsman, but rather in accordance with the fair meaning thereof, having due regard to the benefits and rights intended to be conferred upon the parties and the limitations and restrictions upon such rights and benefits intended to be provided.

          Section 10.13     Schedules and Exhibits.  All Annexes, Schedules and Exhibits hereto that are referred to herein are hereby made a part hereof and incorporated herein by such reference.  Each Schedule to this Agreement shall be deemed to include and incorporate all disclosures made on the other Schedules to this Agreement, provided that a reasonable relationship between such Schedules is apparent from the face thereof.  Information set forth in the Schedules is included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement.  The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no party hereto shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any claim, dispute or controversy as to whether any obligation, item or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FLAGLER DORAL, LLC

By:	/s/ Adolfo Henriques

Name:	Adolfo Henriques
Title:	President

CODINA DORAL, INC., a Florida corporation

By:	/s/ Armando Codina

Name:	Armando Codina
Title:	President

/s/ Armando Codina

Armando Codina

/s/ Ana-Marie Codina Barlick

Ana-Marie Codina Barlick

/s/ Alexandra Margarita Codina

Alexandra Margarita Codina

/s/ Andria Codina Miyares

Andria Codina Miyares

/s/ Amanda Marcia Codina

Amanda Marcia Codina